EXHIBIT 99.1

H2O America Announces Second Quarter 2025 Financial Results
•Second quarter 2025 reported diluted EPS of $0.71, an 11% increase in diluted EPS over the prior year, and adjusted diluted EPS (non-GAAP)1 of $0.75, a 14% increase in adjusted diluted EPS over the prior year
•2025 year-to-date reported diluted EPS of $1.20, a 20% increase in diluted EPS over the prior year, and adjusted diluted EPS (non-GAAP) of $1.25, a 23% increase in adjusted diluted EPS over the prior year
•2025 year-to-date infrastructure investment was $207.2 million2, on track for full-year capital expenditures of $473.0 million2
•Entered into an agreement to acquire all of Quadvest’s assets in the high-growth Houston region, filed a Notice of Intent to Determine Fair Market Value (FMV) with the PUCT
•Quadvest's active connections and connections under contract and pending development up 4%, or 5,400 connections, between December 31, 2024 and June 30, 2025
•Declares $0.42 cash dividend per share of common stock
SAN JOSE, Calif. — July 28, 2025 — H2O America (NASDAQ: HTO) today reported financial results for the Second quarter of 2025.
"We are pleased with our second-quarter results, which highlight the strength of our local water operations and the disciplined execution of our proven business strategy," stated Andrew F. Walters, H2O America chief executive officer." In Maine, we achieved a constructive outcome in our Camden Rockland general rate case and received authorization to introduce new affordability programs to our customers – key steps that reflect both regulatory process and our commitment to community needs. We also secured new or enhanced regulatory mechanisms in Connecticut and Texas to further reduce lag, while in California we received approval to recover our investment in the advanced metering infrastructure project. Across our national footprint, we invested $207.2 million2 to maintain and improve our water supply and infrastructure, keeping us firmly on track to meet both our 2025 and five-year capital expenditure goals."

Walters continued, "Following the close of the second quarter, we announced a strategic agreement for our Texas Water subsidiary to acquire Quadvest's assets in the greater Houston area – one of the fastest growing regions in the country. This acquisition represents a significant growth opportunity, positioning our Texas operations within the top 2% of fastest growing counties in the U.S. From December 31, 2024 and June 30, 2025 the number of Quadvest's active connections increased by 7% from 47,000 to 50,500, while the number of connections under contract and pending development grew 2% from 89,000 to 90,900."

Second Quarter 2025 Operating Results
Net income prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) for the quarter ended June 30, 2025 was $24.7 million, a 19% increase compared to $20.7 million in the same quarter last year. Diluted EPS for the quarter was $0.71 versus $0.64 in the prior year quarter, an increase of 11%. Adjusting for merger and acquisition activities and real estate transactions, H2O America's adjusted net income (non-GAAP) in the second quarter of 2025 was $26.2 million, an increase of 23% compared to $21.3 million in the prior-year period. Adjusted diluted EPS (non-GAAP) for the quarter was $0.75 versus $0.66 in the prior year quarter, an increase of 14%.
The difference between GAAP net income and adjusted net income for the quarter ended June 30, 2025 was due to expenses incurred for merger and acquisition activities of $1.5 million, net of tax. A full reconciliation of GAAP net income to adjusted net income for the quarter ended June 30, 2025 is included in the tables at the end of this news release.
Operating revenue for the second quarter was $198.3 million, compared to $176.2 million for the same quarter last year, a 13% increase. The increase was driven by rate increases of $17.6 million, primarily in California and Connecticut and higher customer usage of $4.9 million driven primarily by weather conditions.
Operating expenses for the quarter ended June 30, 2025 were $154.4 million, up 14% compared to $135.6 million for the same quarter last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $10.4 million compared to the same quarter last year due primarily due to higher purchased water and groundwater extraction charges; and
•An increase in administrative and general expenses of $8.3 million primarily due to increases in customer credit losses as a result of the collection of funds in the prior year from the California Extended Water and Wastewater Arrearage Payment Program, as well as increases in acquisition, insurance, and contracted work costs.
The effective consolidated income tax rates for the second quarter of 2025 and 2024 were approximately 16% and 15%, respectively.
Year-to-Date Operating Results
Net income prepared in accordance with GAAP for the six months through June 30, 2025 was $41.2 million, a 27% increase compared to $32.4 million in the same period of 2024. GAAP diluted EPS for the six months was $1.20, an increase of 20% compared to $1.00 diluted EPS in the same period last year. Non-GAAP adjusted net income for the six months through June 30, 2025 was $42.9 million, a 30% increase compared to $33.0 million in the same period last year. Non-GAAP adjusted diluted EPS for the first six months was $1.25, an increase of 23% compared to $1.02 adjusted diluted EPS in the same period last year. A full reconciliation of GAAP net income to adjusted net income for the six months ended June 30, 2025 is included in the tables at the end of this news release.
Operating revenue year-to-date was $365.9 million compared to $325.6 million for the same period last year, a 12% increase. The increase was driven by rate increases of $34.8 million, primarily in California and Connecticut, and higher customer usage of $5.9 million driven primarily by weather conditions. This was partially offset by a decrease of $2.4 million due to regulatory mechanism adjustments.
Operating expenses for the first six months of 2025 were $286.1 million, which was up 11% compared to $257.1 million for the same period last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $17.5 million compared to the same period last year primarily related to increased water pass-through costs and higher customer usage; and
•An increase in administrative and general expenses of $10.3 million primarily due to an increase related to customer credit losses as a result of the collection of funds in the prior year from the California Extended Water and Wastewater Arrearage Payment Program, as well as increases in acquisition, insurance, and contracted work costs.

The effective consolidated income tax rates for the first six months of 2025 and 2024 were approximately 16% for both periods.
Capital Expenditures
Through June 30, 2025, H2O America has invested $207.2 million2 in infrastructure, which is approximately 44% of the planned 2025 capital expenditures of $473 million2. We are on track to meet our full-year capital expenditure target.
Growth through Acquisition
On July 7, 2025, H2O America, entered into an agreement, through its Texas Water subsidiary, to acquire the assets of Quadvest, a water and wastewater utility serving the rapidly growing greater Houston area. Upon completion, this acquisition will position our Texas operations as the second largest investor-owned water and wastewater utility in the state and drive significant customer growth. The combined company will serve seven of the 50 fastest-growing counties in the United States - placing us in the top 2% nationwide based on 2024 U.S. Census Bureau data. The transaction is expected to be accretive in 2028 and meaningfully accretive to our long-term growth rate.
Additional information on the Quadvest acquisition is available in the news release and presentation that were issued on July 8, 2025 that are available at H2O America's website.
Rate Activity and Regulatory Updates
California
On June 24, 2025, the CPUC approved advice letter 616, which increased the authorized revenue requirement by $22.5 million, or 4.0%, to offset the increases to purchased potable water charges, the groundwater extraction fee, and purchased recycled water charges from its water wholesalers effective July 1, 2025.
On June 27, 2025, the California Public Utilities Commission (CPUC) approved Advice Letter 617, which requested a $6.8 million, or 1.2%, increase in revenue on July 1, 2025 for San Jose Water's investment in its advance metering infrastructure (AMI) project.
Connecticut
On July 1, 2025, Connecticut Governor Lamont signed the Water Quality and Treatment Adjustment (WQTA) into law. The WQTA is an infrastructure recovery mechanism established to recover the capital investment needed to treat per- and polyfluoroalkyl substances (PFAS) and other emerging contaminants. We expect the WQTA will be available to Connecticut Water beginning in 2026, and it is expected that the $190 million estimated for PFAS treatment by Connecticut Water to meet water quality standards will be recovered through this mechanism. WQTA provides for an annual filing to recover the total capital invested during the period. The maximum surcharge is 7.5% per year and 15% between general rate cases.
On April 1, 2025, a $1.6 million revenue increase for Connecticut Water's infrastructure investment projects completed through the Water Infrastructure and Conservation Adjustment (WICA) was implemented. The cumulative WICA surcharge is now 4.9%.
Maine
On June 27, 2025, the Maine Public Utilities Commission (MPUC) issued a final decision in the general rate case for Maine Water's Camden-Rockland division. The MPUC authorized a $865,000 revenue increase above current authorized revenues.
On June 24, 2025, the MPUC approved the requested Water Infrastructure Charge increases in the Biddeford Saco and Oakland divisions, the combined authorized increase was $547,000, or 3.0% over current authorized revenues. The application was filed on April 15, 2025.
On May 29, 2025, Governor Mills signed legislation that allows Maine water utilities to offer affordability programs to customers. The company is working with the Office of Public Advocate on the development and implementation of an affordability tariff as part of Maine Water's application before the MPUC to unify the company's ten rate districts into a single tariff that was filed on December 31, 2024.

Texas
On July 9, 2025, Texas Water filed a Notice of Intent to Determine Fair Market Value with the Public Utilities Commission of Texas (PUCT) for the Quadvest transaction. Under Texas's FMV regulation, the PUCT is expected to name three appraisers who will have 120 days to determine the value of Quadvest's regulated water and wastewater assets. The FMV will be the average of the appraisals. Recovery of FMV will take place as part of TWC's next rate case.
On May 15, 2025, the PUCT approved Texas Water's request for a System Improvement Charge (SIC) and authorized an additional $4.1 million in revenues effective on May 15, 2025.
During 2025, two key pieces of water utility legislation were passed by the Texas State Legislature and signed by Governor Abbott that provide an opportunity to reduce regulatory lag. The first authorizes water utilities to adopt a future or hybrid test year in general rate cases; traditionally, Texas has been a historical test year jurisdiction for water utilities. The second reduces the timeline for processing of SIC applications from 120 days to 60 days. Texas Water supported these pieces of legislation, and we believe they are in the best interest of customers and the company.
Reaffirming 2025 Guidance
The company is reaffirming 2025 adjusted diluted EPS guidance of $2.90 to $3.001 and our non-linear long-term diluted EPS growth of 5% to 7% through 2029, anchored off of 2022's diluted EPS of $2.43. Based on current business conditions, the company believes it will achieve growth over the period in the top half of the range.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the Forward-Looking Statements of this release and the Risk Factors section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Dividend
On July 25, 2025, the directors of H2O America declared a quarterly cash dividend on common stock of $0.42 per share, payable on September 2, 2025, to shareholders of record at the close of business on August 11, 2025. The 2025 annualized dividend is expected to be $1.68 per share compared with $1.60 per share in 2024.
Dividends have been paid on H2O America’s and its predecessor’s common stock for more than 80 consecutive years, and the annual dividend amount has increased for 57 consecutive years, placing H2O America in an exclusive group of companies.
Financial Results Call Information
Andrew F. Walters, chief executive officer, Ann P. Kelly, chief financial officer and treasurer, and Bruce A. Hauk, president and chief operating officer, will review results for the second quarter in a live webcast presentation at 11 a.m. Pacific Daylight Time, or 2 p.m. Eastern Daylight Time, on Tuesday, July 29, 2025.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until October 20, 2025.

Non-GAAP Financial Measures
H2O America's net income and diluted EPS are prepared in accordance with GAAP and represent the earnings as reported to the Securities and Exchange Commission. Adjusted net income and Adjusted diluted EPS are non-GAAP financial measures representing GAAP earnings adjusted to exclude the effects of non-utility real estate transactions and costs associated with mergers and acquisition activities, if any. These non-GAAP financial measures are provided as additional information for investors to evaluate the performance of H2O America's business activities excluding these items. Management also believes these non-GAAP financial measures help investors and analysts better understand our actual results compared to our guidance on a non-GAAP basis. H2O America uses adjusted net income and/or adjusted diluted EPS as the primary performance measurements when communicating with analysts and investors regarding our outlook and results. Adjusted net income and Adjusted diluted EPS are also used internally to measure performance. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP financial measures.
About H2O America
H2O America is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to 1.6 million people. H2O America’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. H2O America remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about H2O America, please visit www.sjwgroup.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws relating to future events and future results of H2O America and its subsidiaries that are based on current expectations, estimates, forecasts, and projections about H2O America and its subsidiaries and the industries in which H2O America and its subsidiaries operate and the beliefs and assumptions of the management of H2O America. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” “approximately,” “strategy,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.
The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risks associated with the proposed transactions with Quadvest, including, the risk of the proposed transactions not closing on the anticipated timeline, or at all, the ability to obtain required regulatory approvals, and the ability to successfully integrate Quadvest’s operations and realize the projected financial and other benefits of the proposed transactions; (2) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (3) changes in demand for water and other services; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) the effect of the impact of climate change; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, legislative, business and financial market conditions; and (12) the ability to obtain financing on favorable terms, or at all (including the financing for the proposed transactions with Quadvest in a timely manner), which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions. The risks, uncertainties and other factors may cause the actual results, performance or achievements of H2O America to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results, performance or achievements are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of future performance, and speak only as of the date made, and H2O America undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

H2O America Contacts:
Ann P. Kelly
Chief Financial Officer and Treasurer
408.385.4752
Ann.Kelly@H2O-America.com

Daniel J. Meaney
Director of Investor Relations
860.664.6016
Daniel.Meaney@H2O-America.com

______________________________
1    Adjusted net income and adjusted diluted EPS are non-GAAP financial measures as defined below. See the tables below for reconciliations to the most comparable GAAP measures.
2     Includes both utility plant additions and capitalizable costs associated with cloud-computing arrangements.

H2O America
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Operating revenue	$198,255	176,174	$365,854	325,556
Operating expense:
Production Expenses:
Purchased water	37,421	38,129	63,374	64,321
Power	3,851	2,737	7,334	5,164
Groundwater extraction charges	26,354	17,552	44,645	29,678
Other production expenses	13,243	12,052	24,483	23,101
Total production expenses	80,869	70,470	139,836	122,264
Administrative and general	28,795	20,468	56,555	46,256
Maintenance	7,470	7,881	14,969	14,568
Property taxes and other non-income taxes	8,506	8,419	17,701	17,249
Depreciation and amortization	28,750	28,366	57,032	56,736
Total operating expense	154,390	135,604	286,093	257,073
Operating income	43,865	40,570	79,761	68,483
Other (expense) income:
Interest on long-term debt and other interest expense	(18,122)	(18,294)	(36,394)	(35,878)
Pension non-service credit	1,620	939	3,223	1,889
Other, net	1,982	1,205	2,777	3,856
Income before income taxes	29,345	24,420	49,367	38,350
Provision for income taxes	4,670	3,724	8,141	5,955
Net income	24,675	20,696	41,226	32,395
Other comprehensive loss, net	—	—	—	(442)
Comprehensive income	$24,675	20,696	$41,226	31,953

Earnings per share
—Basic	$0.71	0.64	$1.20	1.00
—Diluted	$0.71	0.64	$1.20	1.00
Dividends per share	$0.42	0.40	$0.84	0.80
Weighted average shares outstanding
—Basic	34,777,152	32,397,501	34,280,727	32,237,115
—Diluted	34,860,349	32,460,894	34,367,212	32,302,741

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
Assets
Utility plant:
Land	$44,681	44,657
Depreciable plant and equipment	4,395,856	4,249,314
Construction work in progress	241,793	179,486
Intangible assets	51,604	51,604
Total utility plant	4,733,934	4,525,061
Less: accumulated depreciation and amortization	1,079,538	1,036,450
Net utility plant	3,654,396	3,488,611

Nonutility properties	1,314	1,314
Less: accumulated depreciation	99	98
Net nonutility properties	1,215	1,216

Current assets:
Cash and cash equivalents	19,849	11,114
Accounts receivable:
Customers, net of allowances for credit losses of $994 and $1,172 on June 30, 2025 and December 31, 2024, respectively	76,758	68,679
Income tax	—	5,953
Other	7,666	7,059
Accrued unbilled revenue	67,960	60,847
Prepaid expenses	8,427	10,297
Current regulatory assets	12,626	18,172
Other current assets	7,164	8,593
Total current assets	200,450	190,714
Other assets:
Regulatory assets, less current portion	232,650	224,055
Investments	18,878	18,087
Postretirement benefit plans	68,682	66,422
Goodwill	640,311	640,311
Other	30,344	28,893
Total other assets	990,865	977,768
Total assets	$4,846,926	4,658,309

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 35,287,080 on June 30, 2025 and 33,629,169 on December 31, 2024	$35	34
Additional paid-in capital	914,330	827,796
Retained earnings	549,646	537,184
Accumulated other comprehensive income	1,960	1,960
Total stockholders’ equity	1,465,971	1,366,974
Long-term debt, less current portion	1,692,212	1,706,904
Total capitalization	3,158,183	3,073,878

Current liabilities:
Lines of credit	160,840	119,124
Current portion of long-term debt	18,923	3,648
Accrued groundwater extraction charges, purchased water and power	38,310	25,118
Accounts payable	48,231	56,256
Accrued interest	16,126	17,476
Accrued payroll	11,579	15,193
Current regulatory liabilities	2	1,122
Other current liabilities	20,223	23,236
Total current liabilities	314,234	261,173

Deferred income taxes	286,031	276,043
Advances for construction	172,612	155,397
Contributions in aid of construction	339,949	340,738
Postretirement benefit plans	44,033	45,063
Regulatory liabilities, less current portion	508,980	483,719
Other noncurrent liabilities	22,904	22,298
Commitments and contingencies
Total capitalization and liabilities	$4,846,926	4,658,309

H2O America
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Reported GAAP Net Income	$24,675	20,696	$41,226	32,395
Adjustments:
Loss on sale of real estate investments[1]	—	909	—	909
Expense for merger and acquisition activities[2]	2,093	—	2,347	—
Tax effect of above adjustments[3]	(586)	(291)	(657)	(291)
Adjusted Net Income (non-GAAP)	$26,182	21,314	$42,916	33,013

Reported GAAP Diluted Earnings Per Share	$0.71	0.64	$1.20	1.00
Adjustments:
Loss on sale of non-utility real estate, net of tax	—	0.02	—	0.02
Expense for merger and acquisition activities, net of tax	0.04	—	0.05	—
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.75	0.66	$1.25	1.02
1 Included in the "Other, net" line on the condensed consolidated statements of comprehensive income.
2 Included in the "Administrative and general" line on the condensed consolidated statements of income.
3 The tax effect on all adjustments is calculated at the applicable statutory rate.